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UNITED AUTO GROUP, INC.                                  PRESS RELEASE


Contact: Carl Spielvogel                    Bob Amen
         Chairman and Chief                 Amen & Associates
         Executive Officer                  212 448-4200
         Robert Nelson
         Chief Financial Officer
         212 223-3300


FOR IMMEDIATE RELEASE

                   UNITED AUTO GROUP ANNOUNCES ACQUISITION OF
                           LAS VEGAS NISSAN DEALERSHIP


                 Company to Expand Presence in Southwest Through
                          Gary Hanna Nissan Acquisition


         NEW YORK, NEW YORK, February 12, 1997 - United Auto Group, Inc. (NYSE:
UAG), the nation's second largest publicly-traded automotive retailer, has signed a definitive agreement to acquire 100% of the capital stock of Las Vegas-based Gary Hanna Nissan Inc., the largest Nissan dealership in Nevada. The announcement was made today by Carl Spielvogel, Chairman and Chief Executive Officer of United Auto and Marshall S. Cogan. Chairman of the Executive Committee.

        The aggregate consideration for the acquisition is approximately $12.5 million, including approximately $7.0 million in cash and approximately $5.5 million in United Auto common stock. The Company has agreed to make an additional cash payment to the extent that the common stock issued in the transaction is valued at less than $6.0 million when the shares become freely tradable. The transaction is expected to close by April 30, 1997 and is subject to manufacturer approval as well as other customary conditions.


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         The dealership, which will be renamed United Nissan, had estimated
1996 revenues of $68.0 million. The acquisition expands United Auto's presence in the Southwest where it also owns Sun Automotive Group, located in Phoenix and Scottsdale, Arizona.

         Mr. Spielvogel said, "This acquisition, located in one of the nation's fastest growing population centers, reflects our commitment to build United Auto in tandem with the best-selling automotive brands." United Auto also owns four Nissan dealerships in the Southeast, he added.

         Mr. Cogan said, "United Auto will continue to pioneer consolidation in automotive retailing. Since our October 1996 IPO we've made good progress in acquiring profitable franchised dealerships in the South, structuring transactions in the three to five times operating profit range and expanding market presence."

         Gary Hanna Nissan, founded in 1980, was honored in 1996 with Nissan's coveted Circle of Excellence Award for sales performance and customer satisfaction. The dealership also sells previously-owned vehicles and offers a complete range of services including service and parts, and the placement of financing and insurance.

         United Auto has pursued a business strategy based on internal growth from existing dealerships and on strategic acquisitions. The acquisition of Gary Hanna Nissan is United Auto's second since completing its initial public offering on

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         October 28, 1996. The Company expects to complete the previously announced acquisition of Houston-based Shannon Automotive Ltd., which operates Crown Dodge and Jeep Eagle Chrysler-Plymouth, by March 1, 1997.

         United Auto operates 38 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicle and operates eight stand-alone United Auto Man used car retail centers. United Auto dealerships market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.